Exhibit (i)

DECHERT LLP
1775 I Street, N.W.
Washington, D.C. 20006
Telephone: 202-261-3300
Fax: 202-261-3386

January 27, 2004

Capstone Social Ethics and Religious Values Fund
5847 San Felipe, Suite 4100
Houston, TX 77057

Re. Capstone Social Ethics and Religious Values Fund
      Securities Act Registration Statement No. 2-83397
      Investment Company Act File No. 811-1436

Gentlemen:

We have acted as counsel to Capstone Social Ethics and Religious Values Fund ("Fund"), including its series, in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Fund's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the creation of the Fund and each of its series and the issuance of shares of beneficial interest of such series ("Shares") to the public. In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ DECHERT LLP